Exhibit 5.2

Date: June 30, 2015

To: The J. M. Smucker Company

Strawberry Lane

Orrville, OH 44667-0280

Ladies and Gentlemen:

We have acted as special Ohio counsel to (i) The J. M. Smucker Company, an Ohio corporation (the “Company”), and (ii) J.M. Smucker LLC, an Ohio limited liability company (the “Ohio Guarantor”, and together with the Company, the “Opinion Parties”), in connection with a note exchange transaction whereby the Company and certain subsidiaries of the Company, including the Ohio Guarantor, who will act as guarantors, will exchange (i) the Company’s outstanding 1.750% notes due 2018 (the “2018 Outstanding Notes”) for an equal principal amount of the Company’s registered 1.750% notes due 2018 (“2018 Registered Notes”), (ii) an aggregate principal amount of up to $500,000,000 of the Company’s outstanding 2.500% notes due 2020 (the “2020 Outstanding Notes”) for an equal principal amount of the Company’s registered 2.500% notes due 2020 (the “2020 Registered Notes”), (iii) an aggregate principal amount of up to $400,000,000 of the Company’s outstanding 3.000% notes due 2022 (the “2022 Outstanding Notes”) for an equal principal amount of the Company’s registered 3.000% notes due 2022 (the “2022 Registered Notes”), (iv) an aggregate principal amount of up to $1,000,000,000 of the Company’s outstanding 3.500% notes due 2025 (the “2025 Outstanding Notes”) for an equal principal amount of the Company’s registered 3.500% notes due 2025 (the “2025 Registered Notes”), (v) an aggregate principal amount of up to $650,000,000 of the Company’s outstanding 4.250% notes due 2035 (the “2035 Outstanding Notes”) for an equal principal amount of the Company’s registered 4.250% notes due 2035 (the “2035 Registered Notes”) and (vi) an aggregate principal amount of up to $600,000,000 of the Company’s outstanding 4.375% notes due 2045 (the “2045 Outstanding Notes” and, together with the 2018 Outstanding Notes, the 2020 Outstanding Notes, the 2022 Outstanding Notes, the 2025 Outstanding Notes and the 2035 Outstanding Notes, the “Outstanding Notes”) for an equal principal amount of the Company’s registered 4.375% notes due 2045 (the “2045 Registered Notes” and together with the 2018 Registered Notes, the 2020 Registered Notes, the 2022 Registered Notes, the 2025 Registered Notes and the 2035 Registered Notes, the “Registered Notes”) and the related guarantees thereof (the “Outstanding Guarantees”) for guarantees (the “Registered Guarantees”) of the guarantors listed in the Registration Statement on Form S-4 (the Registration Statement”) pursuant to the Indenture referred to below, in each case the sale of which will be registered under the Act (the “Exchange Offer”) as more specifically described in the Registration Statement for the Company proposed to be filed on the date hereof.

In rendering the opinions set forth herein, we have examined the following documents dated of even date herewith, or dated with such other date as set forth below, as applicable:

(a) An executed copy of the Purchase Agreement, dated as of March 12, 2015 (the “Purchase Agreement”), among the Opinion Parties, The Folgers Coffee Company, a Delaware corporation (“Folgers”), and J.P. Morgan Securities LLC (“JPM”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”, and together with JPM, the “Representatives”), for themselves and on behalf of the several Initial Purchasers listed in Schedule 1 to the Purchase Agreement;

(b) An executed copy of the Registration Rights Agreement, dated as of March 20, 2015 (the “Registration Rights Agreement”), executed by the Opinion Parties, Folgers, and the Representatives;

(c) An executed copy of the Indenture, dated as of March 20, 2015 (the “Indenture”), executed by the Company and U.S. Bank National Association, as trustee (the “Trustee”);

(d) An executed copy of the First Supplemental Indenture, dated as of March 20, 2015 (the “First Supplemental Indenture”), executed by the Opinion Parties, Folgers, and the Trustee;

(e) A copy of the Amended Articles of Incorporation of the Company, issued by the Secretary of State of Ohio and certified as being true and correct as of February 19, 2015 (the “Company Articles of Incorporation”), certified as true and complete as of the date hereof by the Corporate Secretary of the Company;

(f) A copy of the Amended Regulations of the Company (the “Company Regulations”), certified as true and complete as of the date hereof by the Corporate Secretary of the Company;

(g) A copy of resolutions adopted by the board of directors of the Company at a meeting and a copy of resolutions adopted by the pricing committee of the board of the directors of the Company by written consent, authorizing, inter alia, the execution and delivery of the Transaction Documents (as defined below) to which Company is a party, certified as unmodified and in full force and effect as of the date hereof by the Corporate Secretary of the Company;

(h) A certificate from the Secretary of State of Ohio, dated June 26, 2015, with respect to the status of the Company as a corporation in good standing under the laws of the State of Ohio as of such date (the “Company Good Standing Certificate”);

(i) A copy of the Articles of Organization of the Ohio Guarantor, issued by the Secretary of State of Ohio and certified as being true and correct as of February 19, 2015 (the “Ohio Guarantor Articles of Organization”, and together with the Company Articles of Incorporation, the “Formation Documents”), certified as true and complete as of the date hereof by the Secretary of the Ohio Guarantor;

(j) A copy of the Third Amended and Restated Operating Agreement of the Ohio Guarantor (the “Ohio Guarantor Operating Agreement”, and together with the Company Regulations, the “Operative Documents”), certified as true and complete as of the date hereof by the Secretary of the Ohio Guarantor;

(k) A copy of resolutions adopted by the sole member of the Ohio Guarantor by written consent, authorizing, inter alia, the execution and delivery of the Transaction Documents to which the Ohio Guarantor is a party, certified as unmodified and in full force and effect as of the date hereof by the Secretary of the Ohio Guarantor;

(l) A certificate from the Secretary of State of Ohio, dated June 26, 2015, with respect to the status of the Ohio Guarantor as a limited liability company in full force and effect under the laws of the State of Ohio as of such date (the “Ohio Guarantor Good Standing Certificate”, and together with the Company Good Standing Certificate, the “Good Standing Certificates”);

(m) The Officer’s Certificate, the form of which is attached hereto as Schedule 1 (“Opinion Certificate”); and

(n) Such other business entity documents of the Opinion Parties and records certifications or representations as to factual matters of public officials and officers of Opinion Parties and such other documents as we have deemed necessary or appropriate for the purpose of this opinion.

The Registered Notes, the Registered Guarantees of the Ohio Guarantor, the Purchase Agreement, the Registration Rights Agreement, the Indenture and the First Supplemental Indenture are collectively referred to herein as the “Transaction Documents.”

The opinions expressed herein are limited to the laws of the State of Ohio (the “State”). In rendering our opinions, we have not conducted any investigation into the types of businesses and activities in which any Opinion Party engages or the manner in which any Opinion Party conducts its business. Accordingly, our opinions with respect to the laws of the State are expressly limited to laws or governmental regulations of general applicability to corporations for profit (“General Laws”). We are not expressing any opinion concerning laws of particular applicability including, without limitation, municipal ordinances, zoning regulations, applicable municipal or quasi-municipal licenses, permits or approvals, taxation or any orders or judgments relating to any Opinion Party.

The opinions hereinafter expressed are premised upon the assumptions that (i) all records and documents examined by us in connection with the preparation of this opinion letter are authentic and, to the extent material to any opinion hereinafter expressed, accurate, and, to the extent represented by photostatic or certified copies, conform to the respective originals; (ii) all signatures contained in such records and documents are genuine signatures of the parties purporting to have signed the same; (iii) all natural persons signing said documents and records had, at the time of such signing, full legal capacity to sign and deliver said documents and records; (iv) each of the Transaction Documents are the legal, valid and binding obligations of each of the parties thereto (other than the Opinion Parties), enforceable against such party in accordance with their respective terms; (v) each party to any of the Transaction Documents (other than the Opinion Parties) has been duly incorporated, organized or formed, and is validly existing under the laws of the jurisdiction in which such party is incorporated, organized or formed; (vi) each party to any of the Transaction Documents (other than the Opinion Parties) has all requisite power and authority as an entity to own and lease assets and to enter into and perform the Transaction Documents to which it is a party; (vii) the execution, delivery and performance of the Transaction Documents have been duly authorized by each party thereto (other than the Opinion Parties) and the Transaction Documents have been duly executed and delivered by each party thereto (other than the Opinion Parties); (viii) no action has been taken which amends, revokes or terminates any of the corporate and organizational documents and records, certificates and representations which we have reviewed, and all representations and warranties in the Transaction Documents are true in all respects; (ix) each party to any of the Transaction Documents (other than the Opinion Parties with respect to the General Laws) has complied, and will continue to comply, with all laws, rules and regulations of the State applicable to it as a corporation or other entity doing business in, or required to file a notice with, the State; (x) with respect to each party to any of the Transaction Documents, the execution, delivery and/or performance of the Transaction Documents to which it is a party will not (a) violate any provision of law applicable to such party (other than the Opinion Parties with respect to the General Laws), (b) violate any order, judgment or decree of any court or other agency of government binding on such party, (c) constitute tortious interference with any contractual obligation binding on such party, or (d) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or require the termination of, any contractual obligation of such party; and (xi) documents (other than the Transaction Documents and the Business Entity Documents (as defined below)) examined by us in connection with the preparation of this opinion were or are, to the extent material to any opinion hereinafter expressed, accurate.

We have further assumed, without independent investigation, that each party to any of the Transaction Documents will perform each of the Transaction Documents to which it is a party in good faith and will act reasonably in exercising any discretion thereunder.

We have relied upon the above-referenced (a) Formation Documents, (b) Operative Documents, and (c) the Good Standing Certificates (collectively, the “Business Entity Documents”). We have not conducted an independent review or investigation of the matters set forth therein. Any opinion hereinafter set forth relative to the organization, valid existence, good standing, full force and effect, or authorization to do business of any Opinion Party is based solely upon the Business Entity Documents. Although we have neither independently investigated nor attempted to verify or establish the accuracy or completeness of the matters set forth in the items referred to in the Business Entity Documents, nothing has come to the attention of those attorneys in our firm who have, as attorneys, devoted substantive attention to the transactions contemplated by the Transaction Documents which would lead us to question the accuracy of such matters.

Insofar as an opinion relates to our knowledge, we have relied solely upon the Opinion Certificate with respect to the accuracy and completeness of the factual matters contained in such certificate and we have not independently verified or established the accuracy or completeness of such factual matters, but in the course of our representation of the Opinion Parties nothing has come to the attention of those attorneys in our firm who have, as attorneys, devoted substantive attention to the transactions contemplated by the Transaction Documents that makes such reliance unwarranted or that leads us to question the accuracy or completeness of the Opinion

Certificate. In each place where the phrase “to our knowledge” or similar language appears, such reference is based upon the actual knowledge of the attorneys in this office who have, as attorneys, devoted substantive attention to the representation of the Opinion Parties.

Based upon and subject to the foregoing, and upon such further investigation of law as we have deemed necessary, and subject to the qualifications, exceptions, limitations and further assumptions set forth below, we are of the opinion that:

1. The Company is incorporated, is validly existing as a corporation and is in good standing under the laws of the State. The Ohio Guarantor is a limited liability company validly existing and in full force and effect under the laws of the State. Each Opinion Party has the corporate or limited liability company power and authority (a) to own and operate its properties and assets and to engage in its business as presently conducted, and (b) as applicable, to execute, deliver and perform each of the Transaction Documents to which such Opinion Party is a party.

2. The execution, delivery and performance of each of the Transaction Documents to which an Opinion Party is a party have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Opinion Party.

3. Each Opinion Party has duly executed and delivered the Transaction Documents to which it is a party (other than the Registered Notes and the Registered Guarantees of the Ohio Guarantor to be executed and delivered upon completion of the Exchange Offer).

4. Neither the execution nor delivery by any Opinion Party of the Transaction Documents to which it is a party, nor the performance by any Opinion Party of its obligations thereunder: (i) violates any provision of the Formation Documents or Operative Documents; (ii) violates any General Laws of the State applicable to any Opinion Party, (iii) to our knowledge, violates any order of any Ohio governmental authority or court having jurisdiction over the Opinion Parties or any of their respective properties; or (iv) pursuant to the General Laws applicable to any Opinion Party (including any securities or Blue Sky law of the State), requires the consent or approval of, or any filing or registration with, any governmental body, agency or authority other than those which have been obtained.

The foregoing opinions are subject to the following further assumptions, limitations, qualifications and exceptions:

a) Our opinions are subject to and affected by (i) applicable bankruptcy, insolvency, avoidance, reorganization, bulk transfer, moratorium or similar laws affecting the rights of creditors generally including, without limitation, statutory and other laws regarding fraudulent transfers and conveyances and preferential transfers, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b) Our opinion in Section 4 above relates only to consents, approvals, authorizations, registrations, declarations and filings which, in our experience, without our having made any special investigation with respect thereto, are generally applicable to business corporations for profit or limited liability companies entering into transactions of the type provided for in the Transaction Documents.

c) Except to the extent specifically set forth in our opinion in Section 4 above, we express no opinion as to the effect of, or compliance with, any United States federal or state laws regarding securities or Blue Sky laws, rules or regulations.

We express no opinion as to the effect or applicability of any law of any other jurisdiction or as to any provision in any of the Transaction Documents providing for the application of any other law. To the extent the laws of the State of New York govern the matters as to which the opinions expressed herein are rendered, you may rely upon our opinions as opinions with respect to the laws of the State of New York to the extent such laws are the same as or are construed or applied so as to have the same effect as the comparable laws of the State. We express no opinion as to whether the laws of the State of New York are the same as or may be construed or applied so as to have the same effect as the comparable laws of the State.

This opinion is limited to the matters expressly stated herein. Nothing is intended to be implied herein, and no inference may be drawn from this opinion to extend this opinion beyond the matters expressly stated herein. This opinion is being delivered to you in connection with the Registration Statement.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement, and to the use of our name in the prospectus forming a part of such Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder. We also consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ CALFEE, HALTER & GRISWOLD LLP